Exhibit 10.3

American Appraisal Associates, Inc. 11835 West Olympic Boulevard, Los Angeles, CA 90064 tel 310 312 8050/ fax 310 312 8058 Leading/Thinking/Performing

August 27, 2009

The Board of Directors
Grande Communications Holdings, Inc. 401 Carlson Circle
San Marcos, Texas 78666

Gentlemen:

You have advised us that the Board of Directors (the “Board”) of Grande Communications Holdings, Inc. (the “Company”) is considering a recapitalization transaction with affiliates of ABRY Partners, LLC (“ABRY Partners”), including ABRY Partners VI, L.P. (“ABRY”), and newly formed entities Grande Investment L.P. (“Ultimate Parent”) and Grande Parent LLC (“Parent”). Parent will be a wholly-owned subsidiary of Ultimate Parent. It is our understanding that the Company will contribute all of its equity ownership of Grande Communications Networks, Inc. (“Grande Operating”) to Parent in exchange for a 24.7% Class A general partner interest in Ultimate Parent, which will be held through the newlyformed 100%-owned entity Rio GP, LLC. ABRY and certain co-investors identified by ABRY will contribute cash to Ultimate Parent and cause to be available to the Company a sufficient amount of cash to purchase all of the Company’s Senior Secured Notes and to repay all of the outstanding Equipment Capital Leases (collectively, the “Transaction”). At the closing of the Transaction, newly formed entity Grande Manager LLC (“Manager”), which is wholly owned by ABRY, will own a 1.0% Class A general partner interest, and ABRY VI and certain ABRY affiliates will own, collectively, a 74.3% Class A limited partner interest in Ultimate Parent, with all of such percentage ownership interests subject to adjustment as provided in the Recapitalization Agreement (as defined below). The Company’s equity holders (the “Equity Holders”) will retain their interests in the Company upon consummation of the transactions. The terms of the Transaction are set forth in an agreement among ABRY Partners, ABRY, Ultimate Parent, Parent, Company and Grande Operating (the “Recapitalization Agreement”).

The Board of the Company has requested American Appraisal Associates, Inc. (“American Appraisal”) to provide our opinion (the “Opinion”), as of the date hereof, as to the fairness, from a financial point of view, of the fairness of the Transaction to the Company. American Appraisal has been retained by the Company to provide this service and will be compensated by the Company at its usual and customary rate for such services, including expenses and certain indemnification obligations.1

1
American Appraisal has rendered valuation services in the past to the Company, including certain opinion services in connection with a proposed transaction between the Company and ABRY (which transaction did not close). These prior services are not material to the current Transaction and do not affect in any respect our ability to provide independent opinion services in the current engagement. Additionally, American Appraisal has reviewed its client records for the prior two years and confirms that, to its knowledge, it has not had any client engagements for ABRY or its affiliates during that time.

Valuation/ Transaction Consulting/Real Estate Advisory/Fixed Asset Management

August 27, 2009 Grande Communications Holdings, Inc. Page 2

In connection with our engagement, we have performed the analyses and reviews that we deemed necessary and appropriate under the circumstances.

Among other things, we have:

1.	reviewed the Company’s annual report on Form 10-K for the year ended December 31, 2008 and quarterly report on Form 10-Q for the quarter ended March 31, 2009;

2.
reviewed Company’s audited financial statements for the years ended December 31, 2004 through December 31, 2008, and unaudited interim financial statements for the period ended June 30, 2009, which the management of the Company have identified as being the most current financial statements available;

3.
held discussions with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and certain matters regarding the Transaction;

4.	reviewed draft copies of the following material, Transaction documents:

Presentation prepared by Waller Capital for the Board of Directors of Grande Communications Holdings, Inc., dated May 1, 2009

Draft Recapitalization Agreement by and among ABRY Partners VI, L.P., Grande Investment L.P., Grande Parent LLC, Grande Communications Holdings, Inc., and Grande Communications Networks, Inc., dated August 21, 2009

Draft Amended and Restated Limited Partnership Agreement of Grande Investment L.P., dated August 24, 2009

Draft Partners Agreement by and among Grande Investment L.P., Grande Manager, LLC, ABRY Partners VI, L.P., Grande Communications Holdings, Inc., and the other Partners (as defined therein), dated August 17, 2009

Draft Management Services Agreement by and between Grande Communications Networks, LLC, Atlantic Broadband Finance, LLC, and Grande Manager LLC, dated August 14, 2009

Draft Management Services Agreement by and between ABRY Partners, LLC and Grande Communications Networks, LLC, dated August 14, 2009

Valuation/ Transaction Consulting/Real Estate Advisory/Fixed Asset Management

August 27, 2009 Grande Communications Holdings, Inc. Page 3

Draft Contribution, Assignment and Assumption Agreement by and among Grande Communications Holdings, Inc., Grande Communications Networks, LLC and Grande Investment L.P., dated August 17, 2009

Draft Registration Rights Agreement by and between Grande Investment L.P. and Investors (as defined therein), dated August 17, 2009

Draft Note Purchase Agreement between Grande Communications Holdings, Inc. and Holders (as defined therein), dated August 18, 2009

Draft Credit Agreement among Grande Communications Networks, LLC, Société Générale, and other parties, dated August 13, 2009

Draft Current Report on Form 8-K, dated August 25, 2009 (the “Draft 8-K”)

5.	reviewed financial forecasts and projections with respect to the Company prepared by the management of the Company for the fiscal years ending December 31, 2009 through 2012;

6.
reviewed financial forecasts and projections with respect to the Company prepared by ABRY and Atlantic Broadband of the Company (on a pro forma basis for the Transaction) for the fiscal years ending December 31, 2009 through 2012;

7.	reviewed selected economic, financial, and market information relating to the businesses of other companies whose operations we considered relevant in evaluating the Company;

8.	reviewed the historical market prices and trading volumes for certain publicly traded companies we deemed relevant; and

9.	conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

In connection with the analysis underlying this Opinion, we have relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial forecasts and other information and selected data with respect to the Company made available or furnished to or otherwise reviewed by or discussed with us by management of the Company for purposes of this Opinion. We have not independently verified or investigated any of the assumptions, estimates, or judgments referred to in such financial forecasts, information, data and material and we are not responsible for any errors or inaccuracies in such forecasts, information, data and material. Further we have assumed that there has been no material change in the assets, financial condition, business or prospects of the Company, since the date of the most recent financial statements and forecasts made available to us.

Valuation/ Transaction Consulting/Real Estate Advisory/Fixed Asset Management

August 27, 2009 Grande Communications Holdings, Inc. Page 4

With respect to financial analyses and forecasts regarding the Company provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company and have assumed for the purposes of this Opinion that such analyses and forecasts have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial conditions of the Company to which such analyses or forecasts relate. We can give no assurances, however, that such financial analyses and forecasts can be realized or that actual results will not vary materially from those projected.

In connection with all forecasts, information, data and material provided to us by the management of the Company, the management of the Company has advised us and we have assumed for the purposes of this Opinion that they have not omitted or failed to provide, or caused to be omitted or undisclosed to American Appraisal any analyses, data, material or other information necessary in order to make any financial data, material or other information provided to us by the management of the Company not misleading in light of the circumstances under which such forecasts, information, data or material was provided.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Transaction and all other related documents and instruments that are referred to in the Transaction documents and any separate documents or representations provided to us are true and correct, (b) each party to the Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and documents provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise) or any other financial term of the Transaction. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on the Company or any expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft documents identified above will not differ in any material respect from such draft documents.

We have not conducted or been provided with an independent valuation or appraisal of the assets or liabilities of the Company, nor have we made any physical inspection of the properties or assets of the Company. In connection with our engagement, we were not requested to, and did not, solicit third party indication of interest in the possible acquisition of all or a part of the Company, nor did we negotiate the terms of the Transaction, and therefore, we have assumed that such terms are the most beneficial, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Transaction. We express no opinion as to what the value of the Company’s common stock actually will trade upon consummation of the Transaction or at any future time if the Transaction is not consummated.

Valuation/ Transaction Consulting/Real Estate Advisory/Fixed Asset Management

August 27, 2009 Grande Communications Holdings, Inc. Page 5

The analysis we have undertaken in connection with rendering this Opinion involves the exercise of judgment on our part, as to which differences of opinion may exist. This Opinion is necessarily based on market, economic and other conditions and circumstances existing and made known to us on, and the forecasts, information and data made available to us as of, the date of this Opinion. Accordingly, subsequent developments may materially affect this Opinion; however, we do not have an obligation to, and have not undertaken to, update, revise or reaffirm this Opinion.

This Opinion is provided only for the information of the Board of Directors in connection with and for the purposes of its evaluation of the proposed Transaction. It is understood that this Opinion is limited to the fairness, from a financial point of view, to the Company and we express no opinion as to the underlying decision by the Board of Directors and management of the Company to engage in the Transaction. This Opinion is intended only to supplement, not substitute for other due diligence required in connection with the proposed Transaction.

It is understood that this Opinion is limited to the matters set forth herein as of the date hereof, and no opinion may be inferred or implied beyond the matters expressly contained herein or beyond the date hereof (forward-looking statements notwithstanding). This Opinion and the reviews, analyses, studies and consultations performed in connection herewith and therewith are (i) limited to matters within the scope of our engagement as set forth in the engagement letter, dated August 3, 2009, as amended, (the “Engagement Letter”), and (ii) subject to the covenants, representations and warranties, assumptions, limitations, and indemnifications described in the Engagement Letter. This opinion was approved by an internal fairness opinion committee established pursuant to certain written procedures maintained by American Appraisal in compliance with FINRA Rule 2290(b) designed to promote a balanced review process.

Except as required by state or federal law, it is understood, that this Opinion is not to be quoted, or referred to in any written document, in whole or in part, without our prior written consent, other than an 8-K substantially in the form of the Draft 8-K .

Valuation/ Transaction Consulting/Real Estate Advisory/Fixed Asset Management

August 27, 2009 Grande Communications Holdings, Inc. Page 6

We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, or (iii) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.

FAIRNESS CONCLUSION

Based upon and subject to the foregoing, our work as described above and other factors we deemed relevant, it is our opinion that as of the date hereof, the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,
AMERICAN APPRAISAL ASSOCIATES, INC.

Valuation/ Transaction Consulting/Real Estate Advisory/Fixed Asset Management